Exhibit 5.1

May 30, 2025

American Battery Technology Company

100 Washington Street, Suite 100

Reno, Nevada 89503

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to American Battery Technology Company, a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering for resale by the selling stockholders named therein (the “Selling Stockholders”) of up to 6,413,193 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), including (i) 2,296,460 shares of Common Stock (the “PIPE Shares”) issued by the Company and (ii) 4,116,733 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants to purchase shares of Common Stock (the “Warrants”), which were issued to the Selling Stockholders pursuant to subscription agreements dated as of June 9, 2023, August 5, 2024 and February 26, 2025 (collectively, the “Subscription Agreements”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares.

As the basis for the opinion hereinafter expressed, we have reviewed originals or copies of the following:

A.	an executed copy of the Registration Statement;

B.	a copy of the Articles of Incorporation of the Company, filed with the Secretary of State of the State of Nevada on October 6, 2011, as amended and restated by the Amended and Restated Articles of Incorporation filed on April 29, 2019, as amended by the Certificate of Amendment filed on October 29, 2019, the Certificate of Amendment filed on August 12, 2021, the Certificate of Change filed on August 31, 2023 and the Certificate of Amendment filed on November 14, 2024, and certified as of a recent date;

C.	a copy of the Amended and Restated Bylaws of the Company, effective as of September 12, 2022;

D.	a copy of the unanimous written consents of the Board of Directors of the Company (the “Board”) effective as of April 13, 2023, July 30, 2024, February 25, 2025, May 15, 2025 and May 29, 2025, which approved entry into the Subscription Agreements and issuance of the Warrants, the issuance of the PIPE Shares, the issuance of the Warrant Shares upon exercise of the Warrants, and the filing of the Registration Statement and the registration of the Shares;

E.	a copy of the Subscription Agreements and the Warrants;

F.	the certificate of existence with status in good standing covering the Company, issued by the Secretary of State of the State of Nevada as of a recent date (the “Good Standing Certificate”); and

G.	a certificate of an officer of the Company representing certain matters related to the subject matter hereof (the “Officer’s Certificate”).

We have relied upon the foregoing and upon the Officer’s Certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed for purposes of this opinion: (a) information contained in documents reviewed by us is true, complete and correct; (b) the genuineness and authenticity of all signatures on original documents; (c) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (d) the conformity to originals of all documents submitted to us as copies; (e) the accuracy, completeness and authenticity of certificates of public officials; (f) the legal capacity of all natural persons; and (g) the due authorization, execution and delivery of all documents by parties other than the Company.

This opinion is limited to matters governed by the laws of the State of Nevada. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the PIPE Shares are validly issued, fully paid and nonassessable and (ii) the Warrant Shares, when issued in accordance with the terms of the Subscription Agreements, will be validly issued, fully paid and nonassessable.

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Holland & Hart LLP